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                                  EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Consulting Group, Inc.:

        We consent to the use of our report dated January 23, 1998, except as to note 14, which is as of February 27, 1998, with respect to the consolidated statements of operations, stockholders' equity and cash flows of Integrated Systems Consulting Group, Inc. and subsidiaries for the year ended December 31, 1997 and related schedule (not separately presented herein), incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 15, 2000